As Filed With the Securities and Exchange Commission on June 5, 2000
                         Registration Statement No. 33-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             ----------------------

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                  Colorado                                    84-1176672
         (State or other jurisdiction        (IRS Employer Identification No.)
        of incorporation or organization)

                      Bion Environmental Technologies, Inc.
                         7921 Southpark Plaza, Suite 200

                            Littleton, Colorado 80120

                                 (303) 738-0845

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                    executive offices and place of business)

            Bion Environmental Technologies, Inc. 2000 Incentive Plan

                              (Full Title of Plan)

                             Jon Northrop, President
                      Bion Environmental Technologies, Inc.

                         7921 Southpark Plaza, Suite 200
                            Littleton, Colorado 80120

                                 (303) 738-0845

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy To:
                            STANLEY F. FREEDMAN, ESQ.

                       Krys Boyle Freedman & Sawyer, P.C.
                    600 Seventeenth Street, Suite 2700 South

                           Denver, Colorado 80202-5427

                    ----------------------------------------

                         CALCULATION OF REGISTRATION FEE


                                               Proposed      Proposed
                                               Maximum        Maximum
                                               Offering      Aggregate     Amount of
                               Amount to be      Price        Offering    Registration
                                Registered      Share 1        Price 1        Fee
                              -------------   -----------  --------------  ---------

Common stock, no par value        1,000,000          2.50       2,500,000     660.00


(Footnotes on following page)

-------------------

        1 Estimated solely for the purpose of calculating the amount of the registration fee. The registration fee is based upon shares to be issued in the future from time to time pursuant to the Registrant's 2000 Incentive Plan, and is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the closing bid price of the Registrant's Common Stock on May 10, 2000, as reported on the Over-the-Counter Bulletin Board.

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees and/or nonemployee directors, as appropriate, as specified by Rule 428(b)(1), and are not being filed with the Commission, either as part of this Registration Statement or as Prospectuses or Prospectus Supplements pursuant to Rule 424 and in accordance with the instructions to Part
I. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.           Incorporation of Documents by Reference.

The documents listed below in paragraphs (a) through (c) of this Item hereby are incorporated by reference in this Registration Statement. In addition, all documents hereafter filed by Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. (a) Registrant's Annual Report on Form 10-KSB for Registrant's fiscal year ended June 30, 1999, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.


(b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended June 30, 1999. (c) Description of Registrant's Common Stock, no par value, as set forth in Item 11 of Registrant's Registration Statement on Form 10, as filed with the Commission on June 5, 1991.

Item 4. Description of Securities.

Not applicable.


Item 5. Interests of Named Experts and Counsel.

Members of the law firm of Krys Boyle Freedman & Sawyer, P.C. (which firm is providing an opinion with respect to the legality of the shares included in this Registration Statement) own an aggregate of approximately 50,000 shares of the Registrant's Common Stock (40,000 shares of which are restricted), and hold an option to purchase an additional 40,000 shares at an exercise price of $2.50 per share. The subject option will expire on December 31, 2001.

Item 6. Indemnification of Directors and Officers.

The Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and reasonable expenses (including attorneys' fees) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the Corporation, if such person acted in good faith and reasonably believed that his conduct in his official capacity with the Corporation was in the best interests of the Corporation (or, with respect to employee benefit plans, was in the best interests of the participants in or beneficiaries of the plan), and in all other cases his conduct was at least not opposed to the Corporation's best interests. In the case of a criminal proceeding, the director, officer, employee or agent must have had no reasonable cause to believe his conduct was unlawful. The Corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the Corporation if such person is adjudged liable to the Corporation, or in a proceeding in which such person is adjudged liable for receipt of an improper personal benefit. Unless limited by the Corporation's Articles of Incorporation, the Corporation shall be required to indemnify a director or officer of the Corporation who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding. The foregoing indemnification is not exclusive of any other rights to which those indemnified may be entitled under applicable law, the Corporation's Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.


The Corporation's Articles of Incorporation and Bylaws generally provide for indemnification of directors, officers, employees and agents to the fullest extent allowed by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Item:    Description:
----     -----------

4        Instruments defining the rights of holders, including Indentures:
         -----------------------------------------------------------------

4.1 Articles of Incorporation of Registrant (as amended) previously filed and incorporated herein by reference.

4.2 Bylaws of Registrant previously filed and incorporated herein by reference.

4.3 Statement of Designations and Preferences of Series B Convertible Preferred Stock previously filed and incorporated herein by reference.

5        Opinion re: legality:
         ---------------------

5.1      Opinion of Krys Boyle Freedman & Sawyer, P.C. dated May 11, 2000.

23       Consents of Experts and Counsel:
         -------------------------------

23.1     Consent of Krys Boyle Freedman & Sawyer, P.C. (contained in Exhibit
         5.1).

23.2     Consent of Ehrhardt Keefe Steiner & Hottman PC, Certified Public
         Accountants.

24       Power of attorney:
         -----------------

Not applicable.

28       Information from reports furnished to state insurance regulatory authorities:
         ----------------------------------------------------------------

Not applicable.

99       Additional exhibits:
         -------------------

None.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on June 5, 2000.


BION ENVIRONMENTAL TECHNOLOGIES, INC.




By/s/ Jon Northrop, President
-----------------------------
  Jon Northrop, President,
   Chief Financial Officer and
   Director



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

     Signatures                          Title                      Date
     ----------                          -----                      ----


/s/ David J. Mitchell             Chief Executive Officer           June 5, 2000
---------------------
David J. Mitchell                 and Director


/s/ Jon Northrop                  President, Chief Financial        June 5, 2000
------------------------
Jon Northrop                      Officer and Director


/s/ Jere Northrop                 Chief Technical Officer           June 5, 2000
-----------------
Jere Northrop                     and Director


/s/ Mark A. Smith                 Secretary and Director            June 5, 2000
-----------------
Mark A. Smith


/s/ Ronald G. Cullis              Director                          June 5, 2000
--------------------
Ronald G. Cullis


/s/ Salvatore J. Zizza            Director                          June 5, 2000
----------------------
Salvatore J. Zizza